EXHIBIT 10.6
May 21, 2009
Mr. Robert Worthington, Esq.
Senior Vice President
Mercantile Bank of Michigan
310 Leonard NW
Grand Rapids, Michigan 49504

Re:	Lease Agreement, dated October 2, 2007 (the “Lease”) by and between Mercantile Bank of Michigan, a Michigan Banking Corporation (the “Tenant”) and CD Partners L.L.C., a Michigan limited liability company (“Landlord”) for premises located at 28350 Cabot Drive, Novi, Michigan (the “Premises”).
Dear Bob:
     All capitalized terms in this letter (the “Lease Amendment”) which are not otherwise defined herein shall have the meanings ascribed to them in the Lease. Landlord and Tenant have negotiated an early termination of the Term of the Lease and accordingly agree that the Lease shall be and hereby is amended as follows, effective as of the date Tenant executes this Lease Amendment below (the “Effective Date”):
     1. Subject to the Tenant’s performance of its obligations hereunder, the Term of the Lease shall expire on 11:59 p.m., local time Detroit, Michigan on August 31, 2009 (the “Early Termination Date”). On the Early Termination Date, the Term of the Lease shall expire. All of Tenant’s options set forth in Lease, including the options to extend or contract the Term under Section 3 of the Lease and the option to purchase the Premises under Section 26 of the Lease, are hereby terminated. From the date hereof through the Early Termination Date, Tenant shall continue to perform all of its obligations under the Lease, other than the obligation to pay Monthly Installments of Base Rent, Real Estate Taxes and Building Expenses for the months of June, July and August, 2009.
     2. In consideration of the early termination of the Term of the Lease, Tenant shall pay Landlord the sum of $505,189.42 on or before June 1, 2009. Tenant’s failure to do so shall constitute an Event of Default of the Lease, there shall be no cure period and Landlord may immediately exercise all rights and remedies under the Lease and under applicable law, and Landlord shall have the right to declare the early termination of the Lease to be of no further force or effect and to terminate all of Tenant’s options set forth in Lease, including the options to extend or contract the Term under Section 3 of the Lease and the option to purchase the Premises under Section 26 of the Lease.
     3. Tenant shall deliver possession of the Premises to Landlord in the condition required under the Lease (including the removal of the vault and the repair and restoration of the Premises in accordance with Section 18.1 of the Lease) on or before the Early Termination Date. Tenant’s failure to do so shall constitute an event of default under the Lease and entitling Landlord to exercise all rights and remedies and under applicable law. In addition, for each 24 hour period or portion thereof after 5:01 p.m. on the Early Termination Date which Tenant fails to surrender the Premises to Landlord in the condition required under the Lease, Tenant shall pay Landlord the per diem amount of the $1,029.50 if Landlord has not executed a lease or letter of intent for all or a portion of the Premises with a tenant other than Tenant, and will be $1,715.87 if Landlord has executed a lease or letter of intent. All such accrued sums shall be due on demand from Tenant to Landlord and if not paid within 24 hours after Landlord’s demand, shall accrue interest and late charges at the rates set forth in the Lease.

     4. Landlord shall have the right to terminate this Lease Amendment and the early termination of the Term in the event Landlord shall fail to obtain the approval of its lender (the “Landlord Condition”). In the event that the Landlord Condition has not been satisfied or waived, Landlord shall have the right to deliver written notice of termination of this Lease Amendment to Tenant whereupon the $505,189.42 payment (if it has been paid prior to Landlord’s termination) shall be returned to Tenant, the rights and obligations of Landlord and Tenant under this Lease Amendment shall terminate and the Lease shall remain in full force and effect as if this Lease Amendment had not existed. If Landlord fails to deliver such notice to Tenant by May 28, 2009, at 5:00 p.m., local time Detroit, Michigan, or if Landlord delivers written notice to Tenant that the Landlord Condition has been satisfied or waived by Landlord, Landlord’s right to cancel this Lease Amendment shall automatically terminate and this Lease Amendment shall continue in full force and effect.
     5. Each party hereby acknowledges and represents to the other party that its undersigned representative is fully authorized and empowered by such party to execute and bind such party to this Lease Amendment.
     If the foregoing correctly sets forth our understanding, please evidence your acceptance of the terms hereof by signing a counterpart on this letter on the line indicated below and returning a fully executed copy of the letter to me.
CD Partners L.L.C.,
a Michigan limited liability company
/s/ Neil J. Sosin

Neil J. Sosin, Manager and Member, FG 38 Corporation
Manager of Haggerty Corridor Partner, LLC
The sole Member of CD Partners L.L.C.
Acknowledged and agreed to:
Mercantile Bank of Michigan, a Michigan
Banking Corporation

By:	/s/ Robert Worthington
Its:	Senior Vice President

Dated:	May 28, 2009